As filed with the U.S. Securities and Exchange Commission on February 24, 2022
Registration No. 333-248239
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-11
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
NETSTREIT CORP.
(Exact name of registrant as specified in governing instruments)

Maryland	84-3356606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2021 McKinney Avenue
Suite 1150
Dallas, Texas 75201
(972) 200-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark Manheimer
President and Chief Executive Officer
NETSTREIT Corp.
2021 McKinney Avenue
Suite 1150
Dallas, Texas 75201
(972) 200-7100 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Christina T. Roupas
Courtney M. W. Tygesson
Cooley LLP
444 West Lake Street
Suite 1700
Chicago, Illinois 60606
(312) 881-6500
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

ADDITION OF EXHIBIT
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-248239) was filed to include as an exhibit to such S-11 the consent of KPMG LLP to the use of its report dated February 24, 2022 with respect to the consolidated financial statements of NETSTREIT Corp. (the “Company”) and the effectiveness of internal control over financial reporting as of December 31, 2021, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021 in such registration statement and the related prospectus. The report of KPMG LLP was filed in the Prospectus Supplement No. 8 dated February 24, 2022 filed pursuant to Rule 424(b)(3). The consent of KPMG LLP is filed as Exhibit 23.1 herewith.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Exhibits
EXHIBIT INDEX

3.1
Articles of Amendment and Restatement of NETSTREIT Corp. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

3.2	Articles of Amendment of NETSTREIT Corp. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

3.3	Amended and Restated Bylaws of NETSTREIT Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 21, 2020).

5.1	Opinion of Venable LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-248239) filed on August 21, 2020).

8.1
Opinion of Winston & Strawn LLP with respect to tax matters (incorporated by reference to Exhibit 8.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-248239) filed on August 21, 2020).

10.1
Amended and Restated Agreement of Limited Partnership of NETSTREIT, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.2
Registration Rights Agreement, dated December 23, 2019, by and between NETSTREIT Corp. and Stifel, Nicolaus & Company, Incorporated (incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.3
Registration Rights Agreement, dated December 23, 2019, by and among NETSTREIT Corp., NETSTREIT, L.P. and the continuing investors party thereto (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.4†
Form of Indemnification Agreement between NETSTREIT Corp. and each of its directors and executive officers (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.5†
Employment Agreement, dated December 23, 2019, between NETSTREIT Management, LLC (f/k/a EBA EverSTAR Management, LLC) and Mark Manheimer (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

#10.6†	Amended and Restated Employment Agreement, dated February 22, 2022, between NETSTREIT Management, LLC and Mark Manheimer.

10.7†
Employment Agreement, dated January 6, 2020, between NETSTREIT Management, LLC (f/k/a EBA EverSTAR Management, LLC) and Andrew Blocher (incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

#10.8†	Amended and Restated Employment Agreement, dated February 22, 2022, between NETSTREIT Management, LLC and Andrew Blocher.

10.9†	NETSTREIT Corp. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.10†
Form of NETSTREIT Corp. 2019 Omnibus Incentive Plan Pre-Initial Public Offering Non-Employee Director Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.11†
Form of NETSTREIT Corp. 2019 Omnibus Incentive Plan Pre-Initial Public Offering Employee Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.12†
Form of NETSTREIT Corp. 2019 Omnibus Incentive Plan Post-Initial Public Offering Non-Employee Director Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on August 5, 2020).

10.13†
Form of NETSTREIT Corp. 2019 Omnibus Incentive Plan Post-Initial Public Offering Employee Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2020).

10.14
Tax Protection Agreement, dated December 23, 2019, by and among NETSTREIT Corp., NETSTREIT, L.P., Hillview Way, LLC and Mayfield Road Group, LLC (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on August 5, 2020).

10.15*
Conformed Credit Agreement, dated December 23, 2019, by and among NETSTREIT, L.P., NETSTREIT Corp., the financial institutions party thereto, Wells Fargo Bank, National Association, KeyBank National Association and Capital One, National Association, Trust Bank, Bank of Montreal, U.S. Bank National Association, PNC Bank, National Association and Regions Bank (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on August 5, 2020).

10.16
Amendment No. 4 to Credit Agreement, dated August 2, 2021, to Credit Agreement, dated December 23, 2019, by and among NETSTREIT, L.P., NETSTREIT Corp. and the financial institutions party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.17
Amendment No. 5 to Credit Agreement, dated August 30, 2021, to Credit Agreement, dated December 23, 2019, by and among NETSTREIT, L.P., NETSTREIT Corp. and the financial institutions party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.18†
NETSTREIT Corp. Alignment of Interest Program under the 2019 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2020).

10.19†
Form of NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan (Alignment of Interest Program) Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2020).

10.20†
Form of 2021 Performance Stock Unit Agreement under the NETSTREIT Corp. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021).

#10.21†	Form of Performance Stock Unit Agreement under the NETSTREIT Corp. 2019 Omnibus Incentive Plan.

21.1	List of Subsidiaries of NETSTREIT Corp. (incorporated by reference to Exhibit 21.1 to the Registrant's Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

#23.1	Consent of KPMG LLP.

23.2	Consent of Venable LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-248239) filed on August 21, 2020).

23.3	Consent of Winston & Strawn LLP (incorporated by reference to Exhibit 8.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-248239) filed on August 21, 2020).

23.4	Consent of Rosen Consulting Group (incorporated by reference to Exhibit 23.4 to the Registrant’s Registration Statement on Form S-11 (File No. 333-248239) filed on August 21, 2020).

24.1	Power of attorney (included on the signature page to the registration statement on Form S-11).
#Filed herewith.
†Compensatory plan or arrangement.
* Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on February 24, 2022.

NETSTREIT CORP.
By:	/s/ MARK MANHEIMER Mark Manheimer President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ MARK MANHEIMER Mark Manheimer	President, Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2022
/s/ ANDREW BLOCHER Andrew Blocher	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	February 24, 2022
* Patricia McBratney	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 24, 2022
* Todd Minnis	Chairman of the Board of Directors	February 24, 2022
* Michael Christodolou	Director	February 24, 2022
* Heidi Everett	Director	February 24, 2022
* Matthew Troxell	Director	February 24, 2022
* Lori Wittman	Director	February 24, 2022
* Robin Zeigler	Director	February 24, 2022

*The undersigned, by signing his name hereto, does execute this Post-Effective Amendment No.1 to the Registration Statement on Form S-11 on behalf of the above-named officers and directors of the registrant pursuant to the Power of Attorney executed by such officers and/or directors on the signature pages to the registration statement previously filed on August 21, 2020.

By:	/s/ ANDREW BLOCHER
Name: Andrew Blocher
Title: Attorney-In-Fact